DFAN14A - Hospitality Properties Trust

First released to shareholders 4/29/15

UNITE HERE
275 7th Avenue
New York, NY 10001

For additional important information, please see our Proxy Statement, filed with the SEC on 4/14/15, available at:

http://www.sec.gov/Archives/edgar/data/945394/000103442615000033/0001034426-15-000033-index.htm

Strengthening rights,
Preserving strategic alternatives

UNITE HERE: 2015 proxy solicitations at lodging REITs

UNITE HERE is improving corporate governance at lodging REITs

18 reforms to date; 12 further votes this year.

- Maryland Unsolicited Takeover Act
  - 7 lodging REITs opted out of provisions allowing board classification (2 also opted out of other statutes)
- Company-specific provisions to date:
  - Board declassification (2)
  - Majority vote standard for directors/ improved director resignation policy (4)
  - Protect/establish right to initiate bylaw amendments (2)
  - Reducing supermajority voting standard (1)
  - Require shareholder approval of poison pill (1)

Why now?
Governance and the lodging cycle

During the last hotel cycle:

- Half listed lodging REITs taken private near peak, at average share price premium of 20%
- REITs that didn't sell lost share value, ability to pay dividends

Observers note that consolidation could reduce CG&A costs from redundant small hotel REITs

Hospitality Properties Trust

Omitted our Proposal

HPT Took Advantage of SEC's 14a-8(i)(9) no-action moratorium

- Last year, ~ 90% of shareholders approved proposal to opt out of MD Unsolicited Takeover Act
- MUTA allows staggering board in response to unwanted takeovers
- Shareholders voted for 5 years to declassify HPT's Board
- HPT is bringing an inverted MUTA proposal, which would give permission to the Board opt into MUTA and wait up to 18 months for a shareholder vote
- HPT **omitted** our proposal
    - taking advantage of SEC's suspension of no-action letters for competing proposals
- Can only vote for our original proposal on **BLUE** card

Blue Card: Against HPT's Proposal and Trustee Nominees

- BLUE card: **Vote AGAINST** Trustee Nominees #1
- BLUE card: **Vote AGAINST** HPT Proposal #2 to **opt into** MUTA for up to 18 months before a shareholder vote
- BLUE card: **VOTE FOR** Proposal #5 to **opt out of MUTA** and require shareholder vote to opt in